QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99(a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Lifecore Biomedical, Inc.

at

$17.00 Net Per Share

by

SBT Acquisition Inc.,

a wholly owned subsidiary of

SBT Holdings Inc.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, MARCH 20, 2008, UNLESS THE OFFER IS EXTENDED.

February 21, 2008

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We have been engaged by SBT Acquisition Inc., a Minnesota corporation ("Purchaser") and a wholly owned subsidiary of SBT Holdings Inc., a Delaware corporation ("Parent"), to act as Information Agent in connection with Purchaser's offer to purchase all of the outstanding shares of common stock, par value $0.01 per share ("Shares"), of Lifecore Biomedical, Inc., a Minnesota corporation ("Lifecore"), at a price of $17.00 per Share, net to the seller in cash (the "Offer Price"), without interest and less any required withholding taxes, if any, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 21, 2008 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        Enclosed herewith are the following documents:

          1.     Offer to Purchase, dated February 21, 2008;

          2.     Letter of Transmittal to be used by shareholders of Lifecore in accepting the Offer and tendering Shares;

          3.     Notice of Guaranteed Delivery;

          4.     Lifecore's Solicitation/Recommendation Statement on Schedule 14D-9;

          5.     A printed letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

          6.     Return envelope addressed to the Depositary (as defined below).

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 15, 2008 (the "Merger Agreement"), among Parent, Purchaser and Lifecore, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Lifecore, and Lifecore will be the surviving corporation (the "Merger"). At the effective time of the Merger each outstanding Share (other than Shares held by Parent or Purchaser or any wholly owned subsidiary of Parent and Shares that are owned by shareholders who have perfected and not withdrawn a demand for dissenters' rights pursuant to the provisions of the Minnesota Business Corporation Act) will, by virtue of the Merger and without action by the holder thereof, be canceled and converted into the right to receive an amount in cash, without interest and less any required withholding taxes, if any, equal to the Offer Price, payable to the holder thereof upon surrender of the certificate formerly representing such Share.

        The Offer is not subject to any financing conditions. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn before the expiration of the Offer that number of Shares which represents at least a majority of the total number of Shares outstanding immediately prior to the expiration of the Offer on a fully diluted basis (the "Minimum Condition"). The Offer is also subject to certain other conditions. See "The Offer—Section 13. Conditions of the Offer" in the Offer to Purchase.

        Purchaser reserves the right, from time to time, and subject to certain restrictions, to waive any of the conditions to the Offer, increase the Offer Price or modify the terms of the Offer. We have agreed, however, pursuant to the Merger Agreement, that we will not, without the prior written consent of Lifecore, (i) decrease the Offer Price or change the form of consideration payable in the Offer; (ii) decrease the number of Shares sought to be purchased in the Offer; (iii) amend or waive satisfaction of the Minimum Condition; (iv) impose conditions to the Offer in addition to the conditions to the Offer set forth in the Merger Agreement; or (v) amend the conditions to the Offer in any manner that is adverse to the holders of the Shares.

        The board of directors of Lifecore has duly and unanimously (i) determined that it was in the best interests of Lifecore and its shareholders, and declared it advisable, to enter into the Merger Agreement with Parent and Purchaser; (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (iii) resolved to recommend that the shareholders of Lifecore accept the Offer and tender their Shares to Purchaser pursuant to the Offer. Accordingly, the board of directors of Lifecore unanimously recommends that shareholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered and not properly withdrawn by the Expiration Date if and when Purchaser gives oral or written notice to Wells Fargo Bank, N.A. (the "Depositary") of Purchaser's acceptance of the tenders of such Shares for payment pursuant to the Offer. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to such Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        Purchaser is not aware of any other state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state.

        In order to tender Shares pursuant to the Offer, a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), and any other documents required by the Letter of Transmittal, should be sent to and timely received by the Depositary, and either certificates representing the tendered Shares should be delivered or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfers, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

        Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent, the Paying Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

        Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Thursday, March 20, 2008, unless the Offer is extended.

        If holders of Shares wish to tender their Shares but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

        Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser's expense.

Very truly yours,
MacKenzie Partners, Inc.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF PARENT, PURCHASER, LIFECORE, THE INFORMATION AGENT, THE PAYING AGENT, THE DEPOSITARY OR ANY OF THEIR RESPECTIVE AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

        Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below, and will be furnished promptly at Purchaser's expense.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016

(212) 929-5500 (Call Collect)
or
 Call Toll-Free (800) 322-2885
Email:tenderoffer@mackenziepartners.com

QuickLinks

Offer to Purchase for Cash All Outstanding Shares of Common Stock of Lifecore Biomedical, Inc. at $17.00 Net Per Share by SBT Acquisition Inc., a wholly owned subsidiary of SBT Holdings Inc.